Exhibit 99

P R E S S   R E L E A S E

RELEASE DATE:	CONTACT:

September 17, 2008	Frank D. Martz
Group Senior Vice President
of Operations and Secretary
(724) 758-5584

                     ESP FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND

ESB Financial Corporation announced today that its Board of Directors at its meeting on September 16, 2008 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on October 24, 2008 to the stockholders of record at the close of business on September 30, 2008.

In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's results of operations for the three months ended June 30, 2008.  The Company recognized net income for the three month period ended June 30, 2008 of $3.2 million or $.26 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

ESB Financial Corporation is the parent Holding Company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

                                                                         -End-